EXHIBIT 23.3
Consent of Independent Auditor
The Board of Directors
H3C Technologies Co., Limited:
We consent to the use of our report dated March 15, 2006, with respect to the consolidated balance sheets of H3C Technologies Co., Limited (formerly known as Huawei-3Com Co. Limited) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years then ended, which report appears on Form 8-K/A of 3Com Corporation filed on June 7, 2007 and is incorporated herein by reference.
/s/ KPMG Huazhen
Shanghai, the People’s Republic of China
June 29, 2007